Exhibit 99.1

Landsea Homes Reports Fourth Quarter and Full Year 2023 Results

•Fourth Quarter Net New Home Orders, up 352%
•Full Year Total Revenue of $1.21 billion
•Fourth Quarter Home sales revenue of $379.7 million, driven by 664 home closings at an average price of $572,000
•Fourth Quarter Net income of $12.5 million, or $0.33 per diluted share
•Full Year Net Income of $29.2 million or $0.75 per diluted share
•Entered Colorado market
•Year-end book value per share of $17.88, an 11.4% increase

Dallas, Texas – February 29, 2024 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the fourth quarter and full year ended December 31, 2023. For the quarter, the Company reported pretax income of $18.8 million, net income of $12.5 million, or $0.33 per diluted share and adjusted net income (a non-GAAP measure) of $16.1 million or $0.43 per diluted share. For the full year, pretax income was $44.5 million, net income was $29.2 million, or $0.75 per diluted share and adjusted net income was $47.9 million or $1.22 per diluted share.

Management Commentary

“Landsea Homes ended 2023 on a strong note, as the company posted healthy profits and a significant year-over-year increase in net new orders in the fourth quarter”, said John Ho, Landsea Homes’ Chief Executive Officer. “Net income for the quarter came in at $12.5 million, or $0.33 per diluted share on an adjusted gross margin of 20.8%, while orders increased by 352% as compared to the fourth quarter of 2022. We also grew our year-end book value per share to $17.88, representing an 11% increase over year-end 2022.”

Mr. Ho continued, “2023 was a pivotal year for Landsea Homes, as many of the actions we took during the year will have a lasting impact on our company. From entering new markets to executing several capital markets transactions, Landsea Homes laid the foundation for continued growth and increased stability for our shareholder base and capital structure. We believe these achievements make us better equipped to succeed as a public homebuilder and will bear fruit well into the future.”

Mr. Ho added, “Following the close of the quarter, we entered into a definitive agreement to buy DFW-based Antares Homes, which will give us approximately 19 actively selling communities and a strong pipeline of over 2,000 lots in the market. We believe Antares fits perfectly within our organization, both from a pricing and product standpoint, and gives us a great platform from which to grow our presence in this high-growth market. We look forward to the Antares team joining the Landsea family upon the closing of the deal.”

Fourth Quarter Operating Results

Net new home orders increased 352% to 398 homes with a dollar value of $218.9 million, an average sales price of $550,000 and a monthly absorption rate of 2.2 sales per active community. This compares to 88 homes with a dollar value of $57.5 million, an average sales price of $653,000 and a monthly absorption rate of 0.5 sales per active community in the prior year period. Cancellation rate was 13% compared to 72% in fourth quarter 2022.

The 7% decrease in total revenue to $397.6 million compared to $426.0 million in the fourth quarter of 2022 was primarily driven by increased financing incentives and geographic mix as the New York and Texas operations delivered $29.1 million in the fourth quarter of 2022.

The company ended the year with 11,176 lots owned and controlled, representing approximately 5 years of supply based on 2023 home closings. 41% of the lots were owned and 59% of the lots were controlled through contracts and option agreements.

Total homes delivered decreased 6% to 664 homes at an average sales price of $572,000 compared to 703 homes at an average sales price of $594,000 in the fourth quarter of 2022.

Home sales gross margin was 15.9% in the fourth quarter of 2023, compared to 19.0% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) decreased to 20.8% compared to 23.4% in the fourth quarter 2022. The decrease was primarily the result of additional sales incentives used to close homes during the quarter.

Net income attributable to Landsea Homes was $12.5 million or $0.33 per diluted share compared to $25.6 million or $0.62 per diluted share in the prior year period. Adjusted net income (a non-GAAP measure) attributable to Landsea Homes was $16.1 million compared to $33.3 million in the prior year period.

Adjusted EBITDA (a non-GAAP measure) was $40.3 million compared to $53.9 million in the prior year period.

Full Year 2023 Operating Results

Net new home orders were 1,947 homes with a dollar value of $1.1 billion, an average sales price of $571,000, and a monthly absorption rate of 2.8 sales per active community. This compares to 1,520 homes with a dollar value of $959.6 million, an average sales price of $631,000 and a monthly absorption rate of 2.4 sales per active community in the prior year. The increase in new home orders was primarily from a doubling of orders in the Arizona segment and a 51% increase in California, partially offset by a 5% decrease in the Florida segment.

Total revenue decreased 16% to $1.2 billion compared to $1.4 billion for the full year 2022, primarily driven by the decrease from New York and Texas along with increased incentives across the operating divisions related to higher mortgage rates, partially offset by the relatively steady performance of the Florida division.

Total homes delivered for the year totaled 2,123 homes at an average sales price of $551,000 compared to 2,370 homes delivered at an average sales price of $588,000 for the full year 2022.

Total homes in backlog at the end of 2023 was 517 homes with a dollar value of $335.6 million and an average sales price of $649,000 compared to 670 homes with a dollar value of $380.9 million and an average sales price of $569,000 at December 31, 2022.

Home sales gross margin decreased to 17.3% from 20.4% in the prior year. Adjusted home sales gross margin (a non-GAAP measure) decreased to 22.4% compared to 26.9% in the prior year. The decrease was primarily due to increased closing incentives across the operating segments.

Net income attributable to Landsea Homes was $29.2 million or $0.75 per diluted share compared to $73.6 million and $1.70 per diluted share in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $47.9 million or $1.22 per diluted share compared to $123.3 million and $2.85 in the prior year.

Adjusted EBITDA (a non-GAAP measure) was $112.3 million compared to $208.0 million in the prior year.

Balance Sheet

As of December 31, 2023, the Company had total liquidity of $431.3 million consisting of cash and cash equivalents and cash held in escrow of $168.6 million as well as $262.6 million in availability under the Company’s $675.0 million unsecured revolving credit facility. Total debt, net of issuance costs, was $543.8 million at December 31, 2023 compared to $505.4 million at December 31, 2022.

Landsea Homes’ ratio of debt to capital was 44.1% at December 31, 2023 and the Company’s net debt to total capital (a non-GAAP measure) was 30.4% at December 31, 2023. This compares to a debt to capital ratio of 41.6% and a net debt to total capital ratio of 30.0% at December 31, 2022.

During 2023, the Company repurchased 9% or 3.6 million of its outstanding shares for a total value of $34.4 million. The book value per share at December 31, 2023 was $17.88, an 11.4% increase over December 31, 2022.

Mr. Ho concluded, “Landsea Homes is well positioned to take advantage of the favorable homebuilding fundamentals, thanks to our strong market positioning and the appeal of our High Performance Homes. In addition, our asset light land portfolio, improving asset turns and entry-level focus have our company primed to generate improving returns on capital. As a result, I am very optimistic about the future of Landsea Homes.”

2024 Outlook

First quarter 2024
•New home deliveries anticipated to be in a range of 480 to 500
•Delivery ASPs expected to be in a range of $560,000 to $575,000
•Home sales gross margins between 15% and 16% on a GAAP basis and between 20% and 21% on an adjusted basis

Full Year 2024

•New home deliveries anticipated to be in a range of 2,500 to 2,900
•Delivery ASPs expected to be in a range of $500,000 to $525,000
•Home sales gross margins between 17% and 18% on a GAAP basis and between 21% and 23% on an adjusted basis

Conference Call

The Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its fourth quarter 2023 results.

•Toll-free dial-in number: 1-877-704-4453
•International dial-in number: 1-201-389-0920

The conference call will also be broadcast live and available for replay in the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 2:00 p.m. Eastern time on the same day through March 14, 2024 at 11:59 PM.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 13744526

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The Company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was honored as the Green Home Builder 2023 Builder of the Year, after being named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the business combination with LF Capital Acquisition Corporation on January 7, 2021 (the “Business Combination”). These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

•the benefits of the Business Combination and the acquisitions of Vintage Estate and Hanover (the “Acquisitions”);
•the future financial performance of the Company;
•changes in the market for Landsea Homes’ products and services; and
•other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the ability to recognize the anticipated benefits of the Acquisitions, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;
•costs related to continuing as a public company;
•the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
•the outcome of any legal proceedings that may be instituted against the Company;
•changes in applicable laws or regulations;

•the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
•the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
•risks and uncertainties relating to the material weaknesses in our internal controls over financial reporting;
•the possibility that additional information may arise that would require us to make further adjustments or revisions to our historical financial statements, report additional material weaknesses or delay the filing of our current financial statements; and
•other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Landsea Homes Corporation
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$119,555	$123,634
Cash held in escrow	49,091	17,101
Real estate inventories	1,121,726	1,093,369
Due from affiliates	4,348	3,744
Goodwill	68,639	68,639
Other assets	107,873	134,009
Total assets	$1,471,232	$1,440,496

Liabilities
Accounts payable	$77,969	$74,445
Accrued expenses and other liabilities	160,256	149,426
Due to affiliates	881	884
Line of credit facility, net	307,631	505,422
Senior notes, net	236,143	—
Total liabilities	782,880	730,177

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,382,453 issued and 36,520,894 outstanding as of December 31, 2023, 42,110,794 issued and 40,884,268 outstanding as of December 31, 2022	4	4
Additional paid-in capital	465,290	497,598
Retained earnings	187,584	158,348
Total stockholders’ equity	652,878	655,950
Noncontrolling interests	35,474	54,369
Total equity	688,352	710,319
Total liabilities and equity	$1,471,232	$1,440,496

Landsea Homes Corporation
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue
Home sales	$379,668	$417,481	$1,169,867	$1,392,750
Lot sales and other	17,947	8,477	40,080	53,699
Total revenue	397,615	425,958	1,209,947	1,446,449

Cost of sales
Home sales	319,392	337,984	967,034	1,108,204
Lot sales and other	12,169	10,775	27,939	51,321
Total cost of sales	331,561	348,759	994,973	1,159,525

Gross margin
Home sales	60,276	79,497	202,833	284,546
Lot sales and other	5,778	(2,298)	12,141	2,378
Total gross margin	66,054	77,199	214,974	286,924

Sales and marketing expenses	21,576	24,939	73,248	89,305
General and administrative expenses	27,219	18,591	101,442	89,325
Total operating expenses	48,795	43,530	174,690	178,630

Income from operations	17,259	33,669	40,284	108,294

Other income, net	1,491	740	4,261	86
Loss on remeasurement of warrant liability	—	—	—	(7,315)
Pretax income	18,750	34,409	44,545	101,065

Provision for income taxes	5,572	7,940	11,895	25,400

Net income	13,178	26,469	32,650	75,665
Net income attributable to noncontrolling interests	703	888	3,414	2,114
Net income attributable to Landsea Homes Corporation	$12,475	$25,581	$29,236	$73,551

Earnings per share:
Basic	$0.33	$0.63	$0.75	$1.71
Diluted	$0.33	$0.62	$0.75	$1.70

Weighted average shares outstanding:
Basic	37,349,364	39,929,310	38,885,003	42,052,696
Diluted	37,537,270	40,065,480	39,076,322	42,199,462

Home Deliveries and Home Sales Revenue

	Three Months Ended December 31,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	162	$70,629	$436	162	$73,631	$455	—%	(4)%	(4)%
California	199	169,183	850	183	160,366	876	9%	5%	(3)%
Colorado	11	7,410	674	—	—	N/A	N/A	N/A	N/A
Florida	292	132,446	454	340	154,348	454	(14)%	(14)%	—%
Metro New York	—	—	N/A	4	15,666	3,917	N/A	N/A	N/A
Texas	—	—	N/A	14	13,470	962	N/A	N/A	N/A
Total	664	$379,668	$572	703	$417,481	$594	(6)%	(9)%	(4)%

	Year Ended December 31,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	607	$264,067	$435	613	$274,512	$448	(1)%	(4)%	(3)%
California	514	439,939	856	572	502,583	879	(10)%	(12)%	(3)%
Colorado	11	7,410	674	—	—	N/A	N/A	N/A	N/A
Florida	986	452,608	459	1,106	473,059	428	(11)%	(4)%	7%
Metro New York	1	1,649	1,649	47	111,424	2,371	(98)%	(99)%	(30)%
Texas	4	4,194	1,049	32	31,172	974	(88)%	(87)%	8%
Total	2,123	$1,169,867	$551	2,370	$1,392,750	$588	(10)%	(16)%	(6)%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended December 31,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	124	$54,061	$436	2.2	(14)	$(11,049)	$789	(0.3)	986%	589%	(45)%	833%
California	76	73,619	969	2.5	38	23,951	630	1.2	100%	207%	54%	108%
Colorado	2	1,286	643	0.7	—	—	N/A	—	N/A	N/A	N/A	N/A
Florida	196	89,926	459	2.2	58	30,367	524	0.6	238%	196%	(12)%	267%
Metro New York	—	—	N/A	—	3	11,671	3,890	3.3	N/A	N/A	N/A	N/A
Texas	—	—	N/A	—	3	2,556	852	1.0	N/A	N/A	N/A	N/A
Total	398	$218,892	$550	2.2	88	$57,496	$653	0.5	352%	281%	(16)%	340%

	Year Ended December 31,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	598	$255,513	$427	2.9	296	$143,371	$484	1.9	102%	78%	(12)%	53%
California	596	519,664	872	4.4	395	354,656	898	3.2	51%	47%	(3)%	38%
Colorado (1)	2	1,286	643	0.7	—	—	N/A	—	N/A	N/A	N/A	N/A
Florida	747	330,195	442	2.1	786	380,396	484	2.5	(5)%	(13)%	(9)%	(16)%
Metro New York	—	—	N/A	—	23	62,333	2,710	2.4	N/A	N/A	N/A	N/A
Texas	4	4,194	1,049	1.1	20	18,824	941	0.8	(80)%	(78)%	11%	38%
Total	1,947	$1,110,852	$571	2.8	1,520	$959,580	$631	2.4	28%	16%	(10)%	17%
(1)    Monthly absorption rates for Colorado in 2023 are based on three months, for the time subsequent to the acquisition of Richfield in October 2023.

Average Selling Communities

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Arizona	19.0	15.7	21%	17.3	12.7	36%
California	10.0	10.7	(7)%	11.3	10.3	10%
Colorado (1)	1.0	—	N/A	1.0	—	N/A
Florida	30.0	30.3	(1)%	29.7	26.7	11%
Metro New York	—	0.3	N/A	—	0.8	N/A
Texas	—	1.0	N/A	0.3	2.2	(86)%
Total	60.0	58.0	3%	58.8	52.7	12%
(1)    Average selling communities calculations for Colorado in 2023 are based on three months, for the time subsequent to the acquisition of Richfield in October 2023.

Backlog

	December 31, 2023			December 31, 2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	96	$41,433	$432	105	$49,986	$476	(9)%	(17)%	(9)%
California	161	158,170	982	79	78,446	993	104%	102%	(1)%
Colorado (1)	14	7,540	539	—	—	N/A	N/A	N/A	N/A
Florida	246	128,484	522	485	250,897	517	(49)%	(49)%	1%
Metro New York	—	—	N/A	1	1,597	1,597	N/A	N/A	N/A
Texas	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Total	517	$335,627	$649	670	$380,926	$569	(23)%	(12)%	14%
(1)    Backlog acquired in Colorado at the date of the Richfield acquisition was 23 homes with a value of $13,664 thousand.

Lots Owned or Controlled

	December 31, 2023			December 31, 2022
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,688	1,662	3,350	2,187	1,992	4,179	(20)%
California	657	1,422	2,079	559	1,714	2,273	(9)%
Colorado	127	155	282	—	—	—	N/A
Florida	1,964	1,649	3,613	2,530	1,521	4,051	(11)%
Metro New York	2	—	2	3	—	3	(33)%
Texas	130	1,720	1,850	4	1,083	1,087	70%
Total	4,568	6,608	11,176	5,283	6,310	11,593	(4)%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended December 31,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$379,668	100.0%	$417,481	100.0%
Cost of home sales	319,392	84.1%	337,984	81.0%
Home sales gross margin	60,276	15.9%	79,497	19.0%
Add: Interest in cost of home sales	14,045	3.7%	8,968	2.1%
Add: Real estate inventories impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	74,321	19.6%	88,465	21.2%
Add: Purchase price accounting for acquired inventory	4,760	1.3%	9,250	2.2%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$79,081	20.8%	$97,715	23.4%

	Year Ended December 31,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$1,169,867	100.0%	$1,392,750	100.0%
Cost of home sales	967,034	82.7%	1,108,204	79.6%
Home sales gross margin	202,833	17.3%	284,546	20.4%
Add: Interest in cost of home sales	35,576	3.0%	40,192	2.9%
Add: Real estate inventories impairments	4,700	0.4%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	243,109	20.8%	324,738	23.3%
Add: Purchase price accounting for acquired inventory	18,820	1.6%	50,412	3.6%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$261,929	22.4%	$375,150	26.9%

EBITDA and Adjusted EBITDA

The following tables present EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2023 and 2022. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense, (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, and (ix) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended December 31,
	2023	2022
	(dollars in thousands)
Net income	$13,178	$26,469
Provision for income taxes	5,572	7,940
Interest in cost of sales	14,452	9,152
Depreciation and amortization expense	1,326	1,104
EBITDA	34,528	44,665
Purchase price accounting for acquired inventory	4,760	9,250
Transaction costs	757	—
Abandoned project costs	253	—
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—	(10)
Adjusted EBITDA	$40,298	$53,905

	Year Ended December 31,
	2023	2022
	(dollars in thousands)
Net income	$32,650	$75,665
Provision for income taxes	11,895	25,400
Interest in cost of sales	36,330	40,428
Interest relieved to equity in net income of unconsolidated joint ventures	—	70
Depreciation and amortization expense	5,104	5,549
EBITDA	85,979	147,112
Real estate inventories impairments	4,700	—
Purchase price accounting for acquired inventory	18,820	50,412
Transaction costs	1,390	883
Write-off of offering costs	436	—
Abandoned project costs	998	—
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—	(219)
Loss on debt extinguishment or forgiveness	—	2,496
Loss on remeasurement of warrant liability	—	7,315
Adjusted EBITDA	$112,323	$207,999

Adjusted Net Income

Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, Merger related transaction costs, loss (gain) on debt extinguishment or forgiveness, and loss on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended December 31,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$12,475	$25,581

Pre-Merger capitalized related party interest included in cost of sales	131	1,299
Equity in net income of unconsolidated joint ventures	—	(10)
Purchase price accounting for acquired inventory	4,760	9,250
Total adjustments	4,891	10,539
Tax-effected adjustments (1)	3,609	7,726

Adjusted net income attributable to Landsea Homes Corporation	$16,084	$33,307

Net income attributable to Landsea Homes Corporation	$12,475	$25,581
Less: undistributed earnings allocated to participating shares	—	(624)
Net income attributable to common stockholders	$12,475	$24,957

Adjusted net income attributable to Landsea Homes Corporation	$16,084	$33,307
Less: adjusted undistributed earnings allocated to participating shares	—	(813)
Adjusted net income attributable to common stockholders	$16,084	$32,494

Earnings per share
Basic	$0.33	$0.63
Diluted	$0.33	$0.62

Adjusted earnings per share
Basic	$0.43	$0.81
Diluted	$0.43	$0.81

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	37,349,364	39,929,310
Weighted average common shares outstanding used in EPS - diluted	37,537,270	40,065,480
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Year Ended December 31,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$29,236	$73,551

Real estate inventories impairment	4,700	—
Pre-Merger capitalized related party interest included in cost of sales	1,718	5,130
Equity in net income of unconsolidated joint ventures	—	(149)
Purchase price accounting for acquired inventory	18,820	50,412
Loss on debt extinguishment or forgiveness	—	2,496
Loss on remeasurement of warrant liability	—	7,315
Total adjustments	25,238	65,204
Tax-effected adjustments (1)	18,622	49,755

Adjusted net income attributable to Landsea Homes Corporation	$47,858	$123,306

Net income attributable to Landsea Homes Corporation	$29,236	$73,551
Less: undistributed earnings allocated to participating shares	—	(1,706)
Net income attributable to common stockholders	$29,236	$71,845

Adjusted net income attributable to Landsea Homes Corporation	$47,858	$123,306
Less: adjusted undistributed earnings allocated to participating shares	—	(2,861)
Adjusted net income attributable to common stockholders	$47,858	$120,445

Earnings per share
Basic	$0.75	$1.71
Diluted	$0.75	$1.70

Adjusted earnings per share
Basic	$1.23	$2.86
Diluted	$1.22	$2.85

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	38,885,003	42,052,696
Weighted average common shares outstanding used in EPS - diluted	39,076,322	42,199,462
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Total Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. Prior to the fourth quarter of 2023, we presented the non-GAAP ratio of net debt to net capital computed as the quotient obtained by dividing net debt by net capital (sum of net debt plus total equity). During the fourth quarter of 2023, we began presenting the non-GAAP ratio of net debt to total capital, which is consistent with the ratio presented by our peers. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2023	2022
	(dollars in thousands)
Total notes and other debts payable, net	$543,774	$505,422
Total equity	688,352	710,319
Total capital	$1,232,126	$1,215,741
Ratio of debt to capital	44.1%	41.6%

Total notes and other debts payable, net	$543,774	$505,422
Less: cash, cash equivalents and restricted cash	119,555	123,634
Less: cash held in escrow	49,091	17,101
Net debt	$375,128	$364,687

Total capital	$1,232,126	$1,215,741
Ratio of net debt to total capital	30.4%	30.0%